Exhibit 99.1

News release

HP Lifts Guidance for Second Quarter Earnings, Revenue

PALO ALTO, Calif., May 8, 2007 — HP today announced that it has raised its financial guidance for the fiscal second quarter ended April 30th.

Based on preliminary data, HP expects to announce on May 16 – when its second quarter results are scheduled to be released – that it recorded revenue in the range of $25.50 billion to $25.55 billion, non-GAAP diluted earnings per share (EPS) in the range of $0.69 to $0.70, and GAAP EPS in the range of $0.64 to $0.65. Non-GAAP diluted EPS estimates exclude after-tax costs of approximately $0.05 per share, related primarily to the amortization of purchased intangible assets.

The increase in second quarter revenue and EPS guidance was driven by strong operational results in the Personal Systems Group and in industry-standard servers. In addition, EPS benefited from higher levels of share repurchases during the quarter.

The company stated previously that it anticipated revenue of approximately $24.5 billion, non-GAAP diluted EPS in the range of $0.63 to $0.64 and GAAP diluted EPS in the range of $0.57 to $0.58.

In the second fiscal quarter of 2006, HP recorded revenue of $22.6 billion. It also reported non-GAAP diluted EPS of $0.69 and GAAP diluted EPS of $0.66, both of which included the effect of a favorable tax settlement of $0.15.

HP estimates third quarter 2007 revenue of approximately $23.7 billion to $23.9 billion, non-GAAP EPS in the range of $0.63 to $0.65, and GAAP diluted EPS in the range of $0.59 to $0.61. Non-GAAP diluted EPS guidance excludes after-tax costs of approximately $0.04 per share, related primarily to the amortization of purchased intangible assets.

The decision to issue updated guidance follows the inadvertent disclosure of financial information relating to HP’s recently completed second fiscal quarter through an internal email sent Monday evening to a single outside party. The company determined that the most prudent course of action under these unusual circumstances was to publicly release updated revenue and earnings guidance for that quarter prior to the market’s open Tuesday.

Editorial contacts:	About HP
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Robert Sherbin, HP	consumers to the largest businesses. With a portfolio that spans printing, personal computing,
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robert.sherbin@hp.com	revenue totaling $94.1 billion for the four fiscal quarters ended Jan. 31, 2007. More
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Emma Wischhusen, HP
+1 650 857 4183	Use of non-GAAP financial information
emma.wischhusen@hp.com	To supplement HP’s forecasts of financial results presented on a GAAP basis, HP provides forecasts of non-GAAP diluted earnings per share. Forecasted non-GAAP diluted earnings per
HP Media Hotline	share is defined to exclude the forecasted effects of any restructuring charges, charges relating
+1 866 266 7272	to the amortization of purchased intangible assets, pension curtailment gains and in-process
pr@hp.com	research and development charges recorded during the relevant period. In addition, forecasts of
www.hp.com/go/newsroom	non-GAAP diluted earnings per share are adjusted by the amount of additional taxes or tax benefit associated with each non-GAAP item. HP’s management uses forecasts of non-GAAP
Hewlett-Packard Company	diluted earnings per share for purposes of evaluating HP’s prospective financial performance.
3000 Hanover Street	HP believes that providing forecasts of non-GAAP diluted earnings per share to investors in
Palo Alto, CA 94304	addition to the related GAAP measure provides investors with greater transparency to the
www.hp.com	information used by HP’s management in its financial and operational decision-making and allows investors to see HP’s results “through the eyes” of management. Forecasts of non-GAAP diluted earnings per share may have limitations as an analytical tool, and this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

Forward-looking statements

This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of HP may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any projections of revenue, margins, expenses, earnings, cash flows, benefit obligations, share repurchases or other financial items; any statements of the plans, strategies, and objectives of management for future operations, including execution of any cost reduction programs and restructuring plans; any statements concerning the expected development, performance or market share relating to products or services; any statements regarding pending investigations, claims or disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include macroeconomic and geopolitical trends and events; execution and performance of contracts by suppliers, customers and partners; the challenge of managing asset levels, including inventory; the difficulty of aligning expense levels with revenue changes; assumptions related to pension and other post-retirement costs; expectations and assumptions relating to the execution and timing of cost reduction programs and restructuring plans; the resolution of pending investigations, claims and disputes; and other risks that are described from time to time in HP’s Securities and Exchange Commission reports, including but not limited to the risks described in HP’s Annual Report on Form 10-K for the fiscal year ended October 31, 2006. As in prior quarters, the financial information set forth in this release, including tax-related items, reflects estimates based on information available at this time. While HP believes these estimates to be meaningful, these amounts could differ materially from actual reported amounts in HP’s Form 10-Q for the fiscal quarter ended April 30, 2007. In particular, determining HP’s actual tax balances and provisions as of April 30, 2007 and for the fiscal quarter then ended requires extensive internal and external review of tax data (including consolidating and reviewing the tax provisions of numerous domestic and foreign entities) which is being completed in the ordinary course of preparing HP’s Form 10-Q. HP assumes no obligation and does not intend to update these forward-looking statements.

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© 2007 Hewlett-Packard Development Company, L.P. HP shall not be liable for technical or editorial errors or omissions contained herein. 5/2007